UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

August 7, 2015

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

660 W. Germantown Pike, Suite 100 Plymouth Meeting, Pennsylvania	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 7, 2015, we entered into a DNA Cancer Vaccine Collaboration Agreement (the “Agreement”) with MedImmune, Limited (“MedImmune”), the global biologics research and development arm of AstraZeneca. Under the Agreement, MedImmune will acquire exclusive rights to our INO-3112 immunotherapy, which targets cancers caused by human papillomavirus (HPV) types 16 and 18. INO-3112, which is in phase I/II clinical trials for cervical and head and neck cancers, works by generating killer T-cell responses that are able to destroy HPV 16- and 18-driven tumors. These HPV types are responsible for more than 70 percent of cervical pre-cancers and cancers.

MedImmune intends to study INO-3112 in combination with selected immunotherapy molecules within its pipeline in HPV-driven cancers. Emerging evidence suggests that the benefits from immuno-oncology molecules, such as those in MedImmune’s portfolio, can be enhanced when they are used in combination with cancer vaccines that generate tumor-specific T-cells.

Under the terms of the Agreement, MedImmune will make an upfront payment to us of $27.5 million as well as potential future payments upon reaching development and commercial milestones totaling up to $700 million. MedImmune will fund all development costs. We are eligible to receive up to double-digit tiered royalties on INO-3112 product sales.

Within the broader collaboration, MedImmune and we will develop up to two additional DNA-based cancer vaccine products not included in our current product pipeline, which MedImmune will have the exclusive rights to develop and commercialize. We will receive development, regulatory and commercialization milestone payments and will be eligible to receive royalties on worldwide net sales for these additional cancer vaccine products.

The term of the Agreement commenced on August 7, 2015 and will expire on the date when royalty or other payment obligations are no longer due, unless the Agreement is terminated in its entirety or on a country-by-country, research program-by-research program, or product-by-product basis sooner upon the occurrence of certain events as described in the Agreement.

On August 10, 2015, we issued a press release, which file as Exhibit 99.1 to, and incorporate by reference in, this Form 8-K current report

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated August 10, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ Peter Kies
Peter Kies,
Chief Financial Officer

Date: August 12, 2015